Exhibit 99.1

Press Release	For Immediate Release
Date: February 16, 2024

GLEN BURNIE BANCORP ANNOUNCES

FOURTH QUARTER and FULL YEAR 2023 RESULTS

GLEN BURNIE, MD (February 16, 2024) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net income of $167,000, or $0.06 per basic and diluted common share for the three-month period ended December 31, 2023, compared to net income of $830,000, or $0.29 per basic and diluted common share for the three-month period ended December 31, 2022. Bancorp reported net income of $1.43 million, or $0.50 per basic and diluted common share for the twelve-month period ended December 31, 2023, compared to $1.75 million, or $0.61 per basic and diluted common share for the same period in 2022. On December 31, 2023, Bancorp had total assets of $351.8 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, paid its 126th consecutive quarterly dividend on February 5, 2024.

“While 2023 proved to be a challenging year for our industry, we are pleased with our 2023 operating results as we continue to benefit from the passion of our associates to offer our customers exceptional banking services,” said Mark C. Hanna, President and Chief Executive Officer. “Over the course of the year, rising interest rates and industry turmoil created a challenging and unpredictable market for banks. High interest rates continued to drive competition for loans and deposits. While these challenges will persist into 2024, we continue to focus our efforts on growing our core banking business. We partially mitigated our declining net interest margin through the repricing of new and existing loans at higher yields and the deployment of excess liquidity into higher yielding federal funds. Despite declining loan balances in a volatile market environment, we have built a stable earnings stream that should continue to deliver solid financial outcomes for the Company and our shareholders. We plan to add resources to drive deposit growth, enhance our small business lending capabilities, and make strategic adjustments to our operating structure to provide more value to both business and retail customers. These actions will significantly enhance our infrastructure and allow us to better serve our communities.

“Historically, the Company has navigated both rising rate and recessionary cycles with good outcomes, and we believe that the Company and the Bank are well-positioned to weather the current economic environment,” continued Mr. Hanna. “We expect 2024 to be another difficult operating environment for financial institutions, particularly ones with a heavy reliance on the spread business. We are focused on executing against our long-term strategic plan and realizing the value from expanded treasury management capabilities, a continued emphasis on providing premier relationship banking services and continued slowdown of organic growth in our indirect automobile loan portfolio. Accordingly, our measured approach to loan and deposit growth will persist throughout the year.”

In closing, Mr. Hanna added, “Our financial performance during the fourth quarter demonstrates this ability, although performance was still heavily impacted by the continuation of an inverted yield curve and rigorous competition for core deposits. Higher interest rate levels will keep pressure on loan growth and deposit retention, which impact our net interest margin. While interest rates may decrease in the future, we believe that the competition for loans and deposits will remain strong as we navigate through this cycle. We continue our focus on maintaining our strong capital levels, which are above regulatory required levels, preserving our solid asset quality, and maintaining our strong liquidity levels. I am proud of the results and profitability the team was able to achieve in 2023. I look forward to continued progress towards our strategic objectives in 2024. I want to thank all of the Glen Burnie Bancorp associates for their incredible contributions and unwavering customer support during this uncertain period."

Highlights for the Quarter and Year ended December 31, 2023

Total interest income increased $0.6 million to $13.3 million for the twelve-month period ending December 31, 2023, compared to the same period in 2022. This resulted from a $744,000 increase in interest income on securities and a $122,000 increase in interest and fees on loans, consistent with the rising interest rate environment. The increase in interest income was driven by the repricing impact on earning asset yields of the change in asset mix from loans to investment securities. Loan pricing pressure/competition will continue to place pressure on the Company’s net interest margin.

The Company expects that its strong liquidity and capital positions, along with the Bank’s total regulatory capital to risk weighted assets of 18.40% on December 31, 2023, compared to 17.28% for the same period of 2022, will provide ample capacity for future growth.

Return on average assets for the three-month period ended December 31, 2023, was 0.19%, compared to 0.83% for the three-month period ended December 31, 2022. Return on average equity for the three-month period ended December 31, 2023, was 4.65%, compared to 21.74% for the three-month period ended December 31, 2022. Lower net income primarily drove the lower return on average assets and the lower return on average equity.

The cost of funds was 0.64% for the quarter ended December 31, 2023, compared to 0.13% for the quarter ended December 31, 2022. The 0.51% increase was primarily driven by the increase in the cost of borrowed funds.

The book value per share of Bancorp’s common stock was $6.70 on December 31, 2023, compared to $5.60 per share on December 31, 2022. The increase was primarily due to the decline in unrealized losses on available for sale securities caused by higher market interest rates.

On December 31, 2023, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 17.37% on December 31, 2023, compared to 16.45% on December 31, 2022. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $351.8 million on December 31, 2023, a decrease of $29.6 million or 7.77%, from $381.4 million on December 31, 2022. Investment securities decreased by $4.7 million or 3.27%, to $139.4 million as of December 31, 2023, compared to $144.1 million for the same period of 2022. Loans, net of deferred fees and costs, were $176.3 million on December 31, 2023, a decrease of $10.1 million or 5.43%, from $186.4 million on December 31, 2022. Cash and cash equivalents decreased $14.9 million or 49.35%, from $30.1 million on December 31, 2022, to $15.2 million on December 31, 2023. Deferred tax assets decreased $1.0 million or 11.29%, from $8.9 million on December 31, 2022, to $7.9 million on December 31, 2023, due to the tax effects of unrealized losses on available for sale securities.

Total deposits were $300.1 million on December 31, 2023, a decrease of $62.8 million or 17.32%, from $362.9 million on December 31, 2022. Noninterest-bearing deposits were $116.9 million on December 31, 2023, a decrease of $26.4 million or 18.39%, from $143.3 million on December 31, 2022. Interest-bearing deposits were $183.1 million on December 31, 2023, a decrease of $36.6 million or 16.63%, from $219.7 million on December 31, 2022. Total borrowings were $30.0 million on December 31, 2023, an increase of $30.0 million from December 31, 2022.

As of December 31, 2023, total stockholders’ equity was $19.3 million (5.49% of total assets), equivalent to a book value of $6.70 per common share. Total stockholders’ equity on December 31, 2022, was $16.1 million (4.21% of total assets), equivalent to a book value of $5.60 per common share. The increase in the ratio of stockholders’ equity to total assets was primarily due to the $2.9 million after-tax increase in market value of the Company’s available-for-sale securities portfolio and a $29.6 million decrease in total assets. The decrease in unrealized losses primarily resulted from decreasing market interest rates year-over-year, which increased the fair value of the investment securities.

Asset quality, which has trended within a narrow range over the past several years, remains sound on December 31, 2023. Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 0.15% of total assets on December 31, 2023, compared to 0.13% on December 31, 2022. The $29.6 million decrease in total assets from December 31, 2022, to December 31, 2023, and the $39,000 increase in nonperforming assets drove the change. The allowance for credit losses on loans was $2.2 million, or 1.22% of total loans, as of December 31, 2023, compared to $2.2 million, or 1.16% of total loans, as of December 31, 2022. The allowance for credit losses for unfunded commitments was $473,000 as of December 31, 2023, compared to $477,000 as of December 31, 2022.

Review of Financial Results

For the three-month periods ended December 31, 2023, and 2022

Net income for the three-month period ended December 31, 2023, was $167,000, compared to $830,000 for the three-month period ended December 31, 2022.

Net interest income for the three-month period ended December 31, 2023, totaled $2.9 million, a decrease of $447,000 from the three-month period ended December 31, 2022. The decrease in net interest income was primarily due to a $425,000 increase in interest expenses predominantly related to short-term borrowings.

Net interest margin for the three-month period ended December 31, 2023, was 3.17%, compared to 3.27% for the same period of 2022. Higher average yields and lower average balances on interest-earning assets combined with lower average interest-bearing funds, lower average noninterest-bearing funds, and higher cost of funds were the primary drivers of year-over-year results.

The average balance of interest-earning assets decreased $44.1 million while the yield increased 0.39% from 3.38% to 3.77%, when comparing the three-month periods ending December 31, 2022, and 2023, respectively. The average balance of interest-bearing funds and noninterest-bearing funds decreased $23.0 million and $21.4 million, respectively, and the cost of funds increased 0.51%, when comparing the three-month periods ending December 31, 2022, and 2023. The increase in interest expense is related to a continuing shift in funding mix between low-cost deposits and higher costing borrowed funds.

The average balance of interest-bearing deposits in banks and investment securities decreased $30.0 million from $215.9 million to $185.9 million for the fourth quarter of 2023, compared to the same period of 2022 while the yield increased 0.14% from 2.54% to 2.68% during that same period. The increase in yields for the three-month period can be attributed to the change in mix of cash held in interest-bearing deposits in banks and investment securities available for sale and increases in the overnight federal funds rate.

Average loan balances decreased $14.1 million to $175.5 million for the three-month period ended December 31, 2023, compared to $189.6 million for the same period of 2022, while the yield increased from 4.37% to 4.96% during that same period. The increase in loan yields for the fourth quarter of 2023 reflected continued runoff of the low-yielding indirect automobile loan portfolio and new loan originations at higher yields.

The provision of allowance for credit loss on loans for the three-month period ended December 31, 2023, was $103,000, compared to $65,000 for the same period of 2022. The increase in the provision for the three-month period ended December 31, 2023, when compared to the three-month period ended December 31, 2022, primarily reflects a 0.06% increase in the current expected credit loss percentage.

Noninterest income for the three-month period ended December 31, 2023, was $299,000, compared to $522,000 for the three-month period ended December 31, 2022, a decrease of $223,000 or 42.66%. The decrease was primarily driven by a $206,000 gain on the unwinding of derivative contracts in 2022.

For the three-month period ended December 31, 2023, noninterest expense was $2.9 million, compared to $2.8 million for the three-month period ended December 31, 2022, an increase of $148,000 or 5.29%. The primary contributors to the $148,000 increase, when compared to the three-month period ended December 31, 2022, were increases in legal, accounting and other professional fees, and other expenses, partially offset by decreases in data processing and item processing services.

For the twelve-month periods ended December 31, 2023, and 2022

Net income for the twelve-month period ended December 31, 2023, was $1.4 million, compared to $1.7 million for the twelve-month period ended December 31, 2022.

Net interest income for the twelve-month period ended December 31, 2023, totaled $12.1 million, an increase of $276,000 from $11.8 million for the twelve-month period ended December 31, 2022. The increase in net interest income was primarily due to $625,000 higher interest income, partially offset by $350,000 higher costs of interest-bearing deposits and borrowings.

Net interest margin for the twelve-month period ended December 31, 2023, was 3.31%, compared to 2.81% for the same period of 2022. Higher average yields and lower average balances of interest-earning assets combined with lower average interest-bearing funds, lower average noninterest-bearing funds, and higher cost of funds were the primary drivers of year-over-year results.

The average balance of interest-earning assets decreased $55.6 million, while the yield increased 0.62% from 3.01% to 3.63%, when comparing the twelve-month periods ending December 31, 2022, and 2023. The average balance on interest-bearing funds and noninterest-bearing funds decreased $36.1 million and $20.0 million, respectively, and the cost of funds increased 0.14%, when comparing the twelve-month periods ending December 31, 2022, and 2023. The increase in interest expense is related to a continuing shift in funding mix between low-cost deposits and higher costing borrowed funds.

The average balance of interest-bearing deposits in banks and investment securities decreased $36.5 million from $223.8 million to $187.3 million for the twelve-month period ending December 31, 2023, compared to the same period of 2022. The yield increased 0.64% from 1.91% to 2.55% during that same period. The increase in yields for the twelve-month period can be attributed to the change in mix of cash held in interest-bearing deposits in banks and investment securities available for sale and increases in the overnight federal funds rate.

Average loan balances decreased $19.1 million to $179.8 million for the twelve-month period ended December 31, 2023, compared to $198.9 million for the same period of 2022. The yield increased from 4.24% to 4.76% during that same period. The increase in loan yields for the twelve-month period ending December 31, 2023, reflected continued runoff of the low-yielding indirect automobile loan portfolio and new loan originations at higher yields.

The Company recorded a provision of allowance for credit loss on loans of $96,000 for the twelve-month period ending December 31, 2023, compared to a release of $112,000 for the same period in 2022. The $208,000 increase in the provision in 2023 compared to 2022, primarily reflects a $86,000 increase in net charge offs, offset by a $9.7 million decrease in the reservable balance of the loan portfolio and a 0.06% increase in the current expected credit loss percentage. As a result, the allowance for credit loss on loans was $2.2 million on December 31, 2023, representing 1.22% of total loans, compared to $2.2 million, or 1.16% of total loans on December 31, 2022.

Noninterest income for the twelve-month period ended December 31, 2023, was $1.1 million, compared to $1.4 million for the twelve-month period ended December 31, 2022, a decrease of $255,000 or 18.79%. The decrease was driven primarily a by $206,000 gain on unwind of derivative swap contracts in 2022.

For the twelve-month period ended December 31, 2023, noninterest expense was $11.6 million, compared to $11.3 million for the twelve-month period ended December 31, 2022. The primary contributors to the $299,000 increase when comparing to the twelve-month period ended December 31, 2022, were increases in salary and employee benefits costs, FDIC insurance costs, and loan collection costs, partially offset by decreases in legal, accounting, and other professional fees and other expenses.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,	September 30,	December 31,
	2023	2023	2022
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$1,940	$2,380	$2,035
Interest-bearing deposits in other financial institutions	13,301	12,142	28,057
Total Cash and Cash Equivalents	15,241	14,522	30,092

Investment securities available for sale, at fair value	139,427	142,705	144,133
Restricted equity securities, at cost	1,217	980	221

Loans, net of deferred fees and costs	176,307	174,796	186,440
Less:Allowance for credit losses(1)	(2,157)	(2,094)	(2,162)
Loans, net	174,150	172,702	184,278

Premises and equipment, net	3,046	3,177	3,277
Bank owned life insurance	8,657	8,614	8,493
Deferred tax assets, net	7,897	10,187	8,902
Accrued interest receivable	1,192	1,373	1,159
Accrued taxes receivable	121	189	-
Prepaid expenses	475	538	493
Other assets	390	377	388
Total Assets	$351,813	$355,364	$381,436

LIABILITIES
Noninterest-bearing deposits	$116,922	$126,898	$143,262
Interest-bearing deposits	183,145	187,943	219,685
Total Deposits	300,067	314,841	362,947

Short-term borrowings	30,000	25,000	-
Long-term borrowings	-	-	-
Defined pension liability	324	322	317
Accrued expenses and other liabilities	2,097	2,040	2,118
Total Liabilities	332,488	342,203	365,382

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares,issued and outstanding 2,882,627, 2,877,084 and 2,865,046 shares as of December 31, 2023,September 30, 2023,and December 31, 2022, respectively.	2,883	2,877	2,865
Additional paid-in capital	10,964	10,940	10,862
Retained earnings	23,859	23,980	23,579
Accumulated other comprehensive loss	(18,381)	(24,636)	(21,252)
Total Stockholders' Equity	19,325	13,161	16,054
Total Liabilities and Stockholders' Equity	$351,813	$355,364	$381,436

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Interest income
Interest and fees on loans	$2,192	$2,087	$8,559	$8,437
Interest and dividends on securities	1,082	967	4,147	3,403
Interest on deposits with banks and federal funds sold	162	404	631	872
Total Interest Income	3,436	3,458	13,337	12,712

Interest expense
Interest on deposits	176	109	513	471
Interest on short-term borrowings	369	11	689	348
Interest on long-term borrowings	-	-	-	34
Total Interest Expense	545	120	1,202	853

Net Interest Income	2,891	3,337	12,135	11,859
Provision/release of credit loss allowance	103	65	96	(112)
Net interest income after release of credit loss provision	2,788	3,272	12,039	11,971

Noninterest income
Service charges on deposit accounts	39	40	159	159
Other fees and commissions	217	236	777	831
Loss/gain on securities sold/redeemed	-	-	-	2
Gain on swap contract unwind	-	206	-	206
Income on life insurance	43	40	164	156
Total Noninterest Income	299	522	1,100	1,354

Noninterest expenses
Salary and employee benefits	1,621	1,622	6,710	6,406
Occupancy and equipment expenses	339	334	1,294	1,272
Legal, accounting and other professional fees	301	160	993	1,044
Data processing and item processing services	250	294	1,005	997
FDIC insurance costs	40	29	163	112
Advertising and marketing related expenses	25	23	97	86
Loan collection costs	8	11	22	(39)
Telephone costs	39	40	151	159
Other expenses	324	287	1,203	1,303
Total Noninterest Expenses	2,947	2,800	11,638	11,340

Income before income taxes	140	994	1,501	1,985
Income tax expense	(27)	164	72	240

Net income	$167	$830	$1,429	$1,745

Basic and diluted net income per common share	$0.06	$0.29	$0.50	$0.61

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the twelve months ended December 31, 2023 and 2022

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
(audited)	Stock	Capital	Earnings	Loss	Equity
Balance, December 31, 2021	$2,854	$10,759	$22,977	$(874)	$35,716

Net income	-	-	1,745	-	1,745
Cash dividends, $0.40 per share	-	-	(1,143)	-	(1,143)
Dividends reinvested under
dividend reinvestment plan	11	103	-	-	114
Other comprehensive loss	-	-	-	(20,378)	(20,378)
Balance, December 31, 2022	$2,865	$10,862	$23,579	$(21,252)	$16,054

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
(unaudited)	Stock	Capital	Earnings	Income (Loss)	Equity
Balance, December 31, 2022	$2,865	$10,862	$23,579	$(21,252)	$16,054

Net income	-	-	1,429	-	1,429
Cash dividends, $0.40 per share	-	-	(1,149)	-	(1,149)
Dividends reinvested under
dividend reinvestment plan	18	102	-	-	120
Other comprehensive loss	-	-	-	2,871	2,871
Balance, December 31, 2023	$2,883	$10,964	$23,859	$(18,381)	$19,325

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

(unaudited)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio		Ratio		Ratio
As of December 31, 2023:
Common Equity Tier 1 Capital	$37,975	17.37%	$9,840	4.50%	$14,213	6.50%
Total Risk-Based Capital	$40,237	18.40%	$17,493	8.00%	$21,867	10.00%
Tier 1 Risk-Based Capital	$37,975	17.37%	$13,120	6.00%	$17,493	8.00%
Tier 1 Leverage	$37,975	10.76%	$14,113	4.00%	$17,641	5.00%

As of September 30, 2023:
Common Equity Tier 1 Capital	$38,053	17.12%	$10,004	4.50%	$14,450	6.50%
Total Risk-Based Capital	$40,227	18.10%	$17,785	8.00%	$22,231	10.00%
Tier 1 Risk-Based Capital	$38,053	17.12%	$13,338	6.00%	$17,785	8.00%
Tier 1 Leverage	$38,053	10.56%	$14,420	4.00%	$18,026	5.00%

As of December 31, 2022:
Common Equity Tier 1 Capital	$37,963	16.45%	$10,383	4.50%	$14,998	6.50%
Total Risk-Based Capital	$39,866	17.28%	$18,459	8.00%	$23,074	10.00%
Tier 1 Risk-Based Capital	$37,963	16.45%	$13,845	6.00%	$18,459	8.00%
Tier 1 Leverage	$37,963	9.53%	$15,938	4.00%	$19,922	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31	September 30	December 31	December 31	December 31
	2023	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Financial Data
Assets	$351,813	$355,364	$381,436	$351,813	$381,436
Investment securities	139,427	142,706	144,133	139,427	144,133
Loans, (net of deferred fees & costs)	176,307	174,796	186,440	176,307	186,440
Allowance for loan losses	2,157	2,094	2,162	2,157	2,162
Deposits	300,067	314,841	362,947	300,067	362,947
Borrowings	30,000	25,000	-	30,000	-
Stockholders' equity	19,325	13,161	16,054	19,325	16,054
Net income	167	551	830	1,429	1,745

Average Balances
Assets	$353,085	$360,767	$397,712	$361,731	$424,358
Investment securities	174,581	177,856	174,886	173,902	168,990
Loans, (net of deferred fees & costs)	175,456	177,223	189,585	179,790	198,934
Deposits	310,168	321,318	374,687	330,094	382,164
Borrowings	26,579	19,946	6,452	12,580	16,613
Stockholders' equity	14,253	17,547	15,144	17,105	24,042

Performance Ratios
Annualized return on average assets	0.19%	0.61%	0.83%	0.40%	0.41%
Annualized return on average equity	4.65%	12.47%	21.74%	8.35%	7.26%
Net interest margin	3.17%	3.21%	3.27%	3.31%	2.81%
Dividend payout ratio	172%	52%	34%	80%	65%
Book value per share	$6.70	$4.57	$5.60	$6.70	$5.60
Basic and diluted net income per share	0.06	0.19	0.29	0.50	0.61
Cash dividends declared per share	0.10	0.10	0.10	0.40	0.40
Basic and diluted weighted average shares outstanding	2,880,398	2,875,329	2,863,629	2,873,500	2,859,239

Asset Quality Ratios
Allowance for loan losses to loans	1.22%	1.20%	1.16%	1.22%	1.16%
Nonperforming loans to avg. loans	0.30%	0.33%	0.26%	0.29%	0.25%
Allowance for loan losses to nonaccrual & 90+ past due loans	409.3%	359.4%	433.9%	409.3%	433.9%
Net charge-offs annualize to avg. loans	0.08%	0.09%	0.38%	0.06%	0.10%

Capital Ratios
Common Equity Tier 1 Capital	17.37%	17.12%	16.45%	17.37%	16.45%
Tier 1 Risk-based Capital Ratio	17.37%	17.12%	16.45%	17.37%	16.45%
Leverage Ratio	10.76%	10.56%	9.53%	10.76%	9.53%
Total Risk-Based Capital Ratio	18.40%	18.10%	17.28%	18.40%	17.28%